Exhibit 10.3

AMENDMENT TO

THE

BLOCKBUSTER EXCESS INVESTMENT PLAN

This Amendment to the Blockbuster Excess Investment Plan is dated as of July 20, 2004.

1. Section 2.4 is amended to read as follows:

“Committee. The term “Committee” means the Retirement Committee of the Blockbuster Investment Plan. The Committee may act on its own behalf or through the actions of its duly authorized delegate.”

2. Section 10.1 is amended to read as follows:

“10.1 Committee. This Plan will be administered by the Committee.”

3. In all other respects, the Blockbuster Excess Investment Plan remains unamended and in full force and effect.

4. This amendment was adopted by the Board of Directors of Blockbuster Inc. and became effective on July 20, 2004.